Exhibit 21.1

Veralto Corporation Subsidiaries of the Registrant
Name	Jurisdiction of Organization
Advance Vision Technology (A.V.T.) Ltd.	Israel
Aguasin SpA	Chile
Alltec Angewandte Laserlicht Technologie GmbH	Germany
AppliTek NV	Belgium
Aquafine Corporation	California
Aquatic Informatics ULC	Canada
AVT EMEA CVBA	Belgium
BioTector Analytical Systems Ltd.	Ireland
Blue Software, LLC	Delaware
ChemTreat, Inc.	Virginia
ChemTreat International, Inc.	Virginia
ChemTreat Mexico, S. de R.L. de C.V.	Mexico
Cispus Hong Kong Holding Limited	Hong Kong
Clearmark Solutions Limited	United Kingdom
Enfocus BV	Belgium
Esko BV	Belgium
Esko Graphics BV	Belgium
Esko Graphics GmbH	Germany
Esko Graphics Inc.	Georgia
Esko Graphics Pte.Ltd.	Singapore
Esko Software BV	Belgium
Hach Company	Delaware
Hach Lange ApS	Denmark
Hach Lange France S.A.S.	France
Hach Lange GmbH	Germany
Hach Lange Holding GmbH	Germany
Hach Lange N.V.	Belgium
Hach Lange Sarl	Switzerland
Hach Lange Sensors SAS	France
Hach Lange Spain SLU	Spain
Hach Lange S.r.l.	Italy
Hach Malaysia Sdn Bhd	Malaysia
Hach Sales & Services Canada LP	Canada
Hach Thailand Ltd.	Thailand
Hach Ultra Japan KK	Japan
Hach Water Analytical Instruments (Shanghai) Co. Ltd.	China
Hexis Cientifica Ltda.	Brazil
Videojet Italia Srl	Italy

Videojet Technologies (I) Pvt.Ltd.	India
Videojet Technologies (S) Pte.Ltd.	Singapore
Videojet Technologies (Shanghai) Co., Ltd.	China
Videojet Technologies S.L.	Spain
Videojet Technologies Europe B.V.	Netherlands
Videojet Technologies GmbH	Germany
Videojet Technologies Inc.	Delaware
Videojet Technologies Mexico S. de R.L. de C.V.	Mexico
Videojet Technologies S.A.S.	France
Willett Holdings B.V.	Netherlands
X-Ray Optical Systems, Inc.	Delaware
X-Rite Europe GmbH	Switzerland
X-Rite, Incorporated	Michigan
Yukon Hong Kong Holding Limited	Hong Kong
Zhuhai S.E.Z. Videojet Electronics Ltd.	China